EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Celanese Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Celanese Corporation (the “Company”) of our reports dated February 11, 2011, with respect to the consolidated balance sheets of Celanese Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Celanese Corporation, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated February 11, 2011 contains explanatory paragraphs related to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (included in FASB Accounting Standards Codification (“ASC”) Subtopic 715-20, Defined Benefit Plans), during the year ended December 31, 2009 and to the Company’s adoption of FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), during the year ended December 31, 2008.
/s/ KPMG LLP
Dallas, Texas
April 29, 2011